UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

STAAR SURGICAL COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 9, 2025, the Chief Executive Officer of STAAR Surgical Company (“STAAR” or the “Company”) sent the following email to STAAR employees:

Update on Alcon Merger

To: All Employees of STAAR

Dear Team,

I’m writing to provide an update regarding our proposed merger with Alcon.

Earlier today, STAAR and Alcon announced an amendment to the previously announced merger agreement. Alcon has agreed to a price “bump”, and the amendment to the merger agreement increases the aggregate consideration paid for each share of STAAR common stock to $30.75/share, an increase of $2.75/share from the prior merger agreement. This is another clear sign that Alcon believes strongly in STAAR, its employees and our bright future. The $30.75 price represents a ~66% premium to the closing price of STAAR common stock on August 4, 2025 and ~10% premium to $28/share. Alcon’s offer remains 100% cash.

As you may know, the Alcon merger transaction is contested, and shareholders had expressed objections to the $28/share merger price and other terms and conditions of the merger. The amendment increases the merger price, and is intended to address other shareholder objections, including management compensation. Among other things, the amendment modifies the approach to RSUs and PSUs, which is discussed in the updated FAQ regarding employee compensation and benefits (link).

The amendment announced today does not change the timing of the Special Meeting of Stockholders, which is scheduled for Friday, December 19. The record date for the Special Meeting remains the close of business on October 24, 2025. Stockholders who hold shares as of the record date will be eligible to vote at the Special Meeting on December 19, 2025.

I am proud of each of you, as you have done a great job of staying focused on the business despite the noise that has surrounded STAAR in the last several months. You have continued to advance the business, improve our operations and deliver against objectives and I am very grateful for your contributions.

There are no changes to our go forward approach as a result of this new amendment to the merger agreement. Prior to the closing of the merger, we will continue to operate business as usual. As we have discussed in the past, I would ask for you to help by remaining focused on your responsibilities to advance the important work underway across the Company to impact as many customers and patients as possible.

On behalf of the STAAR Board of Directors and management team, thank you for your continued dedication to STAAR and our mission. We have much to be thankful for, and I wish you and your families a happy and healthy holiday season.

Sincerely,

Stephen C. Farrell

Chief Executive Officer

Also on December 9, 2025, the Company updated its Employee Q&A regarding compensation and benefits to STAAR employees with the following new and updated FAQs:

1.	What will happen to the shares of STAAR common stock that I own upon the closing of the merger? [updated December 9, 2025]

•	Upon the closing of the merger, your shares of STAAR common stock will convert into the right to receive $30.75 per share in cash, without interest.

•

Promptly following the closing of the merger, you will receive instructions as to how to surrender your shares of STAAR common stock to STAAR’s exchange agent, which will be responsible for making payments to STAAR shareholders.

2.	What will happen to my STAAR stock options? [updated December 9, 2025]

•

In-the-money options: Upon the closing of the merger, any unvested options will automatically vest and you will become entitled to a cash payment for each share underlying your unvested options and vested options that you have not exercised that are “in-the-money options” (i.e., options with an exercise price of less than $30.75 per share), in an amount equal to the excess of $30.75 over the applicable per share exercise price, without interest and less applicable tax withholding.

•

Example: If you hold options to purchase 500 shares of STAAR common stock (whether unvested or vested and not yet exercised) with an exercise price of $18.75, you would be entitled to receive $6,000 (i.e., 500 shares multiplied by the difference of $30.75 -$18.75 =$12), less applicable tax withholding.

•	Out-of-the-money options: Upon the closing of the merger, any out-of-the-money options (i.e., options with an exercise price of $30.75 or more) will be cancelled and no payment will be made.

3.	What will happen to my STAAR restricted stock units (RSUs)? [updated December 9, 2025]

•

Upon the closing of the merger, any STAAR RSUs you hold (regardless of whether granted before August 4, 2025) will generally be converted into Alcon RSUs covering a number of Alcon shares of equivalent value calculated based on the merger consideration of $30.75 per share and otherwise subject to the same terms and conditions as apply to your STAAR RSUs immediately before the closing.

4.	After my STAAR RSUs are converted into Alcon RSUs, will they have the same vesting terms? [added December 9, 2025]

•

STAAR RSUS that are converted into Alcon RSUs will maintain their existing vesting terms. For example, if you have a STAAR RSU that is subject to vesting as to 1/3 on each of March 14, 2026, 2027 and 2028, any tranches that are scheduled to vest after the closing of the merger will continue to vest on their original vesting date (but will be settled in Alcon shares upon vesting).

•

STAAR RSUs granted before August 4, 2025, also have the benefit of a so-called “double-trigger” vesting provision under the terms of the STAAR equity plan, which provide that, following the closing of the Alcon merger, the Alcon RSUs received upon conversion of STAAR RSUs will be accelerated and vest in full if the award holder’s employment is involuntarily terminated within 12 months following the closing (i) for “good reason” by the award holder or (ii) by the Company other than for “cause”.

5.	What will happen to my STAAR performance stock units (PSUs)? [updated December 9, 2025]

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Upon the closing of the merger, your STAAR PSUs will generally be converted into Alcon RSUs covering a number of Alcon shares of equivalent value (with performance deemed achieved at 100% of target and the PSUs earned as of the closing of the merger) calculated based on the merger consideration of $30.75 per share and otherwise subject to the same terms and conditions as apply to your STAAR PSUs immediately before the closing (except that performance conditions will no longer apply).

6.	After my STAAR PSUs are converted into Alcon RSUs, will they have the same vesting terms? [added December 9, 2025]

•

Since STAAR PSUs are being converted into Alcon RSUs, the performance conditions applicable to the STAAR PSUs are being eliminated, which impacts vesting. The STAAR PSUs were granted with performance conditions, pursuant to which the PSUs could be earned in up to five tranches through December 2027. Vesting varied based on when the performance conditions were satisfied for each tranche; once performance was satisfied for a tranche, half of the earned PSUs would vest, with half vesting on the one-year anniversary of such date. As performance is being deemed achieved at 100% of target, the STAAR PSUs that are converted into Alcon RSUs will no longer be subject to the variable vesting of the original PSUs. Instead, these awards will be subject to vesting as to 50% on the 15th day of the second month following the quarter in which the closing occurs, with the remaining 50% vesting on the one-year anniversary of such date.

•

STAAR PSUs will also have the benefit of a so-called “double-trigger” vesting provision under the terms of the STAAR equity plan, which provide that, following the closing of the Alcon merger, the Alcon RSUs received upon conversion of the STAAR PSUs will be accelerated and vest in full if the award holder’s employment is involuntarily terminated within 12 months following the closing (i) for “good reason” by the award holder or (ii) by the Company other than for “cause”.

The questions and answers above are provided as a general summary and are based on the terms of the merger agreement governing the merger of STAAR Surgical Company (“STAAR”) and Alcon Inc. (“Alcon”). In the event of any conflict with the information in this Q&A, the terms and conditions of the merger agreement and all applicable plan documents, agreements, policies and programs will govern. Nothing contained in this Q&A should be construed to constitute legal or tax advice. STAAR (and its successors) reserves the right to amend, change or terminate any of its compensation and benefit plans, programs or policies in accordance with their terms at any time and in its discretion.

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Additional Information About the Merger and Where to Find It

This communication relates to the proposed transaction involving the Company. In connection with the proposed transaction, the Company has filed relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s definitive proxy statement on Schedule 14A (the “Proxy Statement”), on September 16, 2025. The Proxy Statement was first sent to Company stockholders on September 16, 2025 and was thereafter supplemented. This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, IN CONNECTION WITH THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, www.sec.gov, or by visiting the Company’s investor relations website, https://investors.staar.com.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

Under SEC rules, the Company and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in connection with the proposed transaction. Information about the directors and executive officers of the Company and their ownership of the Company’s common stock is set forth in the Proxy Statement, the definitive proxy statement for the Company’s 2025 Annual Meeting of Stockholders (the “Annual Proxy Statement”), which was filed with the SEC on April 24, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000718937/000095017025058174/staa-0250424.htm), including the sections captioned “Compensation of Directors,” “Information Regarding Executive Officers” and “Security Ownership of Principal Shareholders and Management,” or its Annual Report on Form 10-K for the year ended December 27, 2024, which was filed with the SEC on February 21, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000718937/000095017025024813/staa-20241227.htm), and in other documents filed by the Company with the SEC. To the extent holdings of such participants in the Company’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC by the Company’s directors and executive officers. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Forward-Looking Statements

The information covered by this communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often contain words such as “anticipate,” “believe,” “expect,” “plan,” “estimate,” “project,” “continue,” “will,” “should,” “may,” and similar terms. All statements in this communication that are not statements of historical fact are forward-looking statements. These forward-looking statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Alcon merger agreement or could cause the consummation of the proposed transaction to be delayed or to fail to occur; (2) the failure to obtain approval of the proposed transaction from the Company’s stockholders; (3) the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the proposed transaction within the expected timeframes or at all; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed transaction; (5) the effect of the announcement of the proposed transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally; (6) the ability of the Company to meet expectations regarding the timing and completion of the transaction; (7) the outcome of any legal proceedings that may be instituted against the Company related to the proposed transaction; (8) the possibility that the Company’s stock price may decline significantly if the proposed transaction is not consummated; and (9) other important factors set forth in the Proxy Statement under the caption “Risk Factors” and the Company’s Annual Report on Form 10-K for the year ended December 27, 2024 under the caption “Risk Factors,” as any such factors may be updated from time to time in the Company’s other filings with the SEC.

Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.